Exhibit 99.1
October 22, 2020

Dow reports third quarter 2020 results
FINANCIAL HIGHLIGHTS
•GAAP loss per share was $0.04; Operating EPS¹ was $0.50 and excludes significant items in the quarter totaling $0.54 per share, primarily related to restructuring and asset-related charges, net of a gain on the divestiture of non-revenue generating rail infrastructure assets.
•Net sales were $9.7 billion, down 10% versus the year-ago period, primarily driven by decreased local prices due to lower global energy prices. Dow’s third quarter sales increased 16% versus the prior quarter.
•Local price declined 9% versus the year-ago period. Currency was flat. Local prices increased 5% sequentially, with an additional 2% benefit from currency.
•Volume declined 1% versus the year-ago period. Sequentially, volume increased 9% with all operating segments and regions delivering gains on improved industry demand trends across furniture & bedding, appliances, packaging, construction and automotive end markets.
•Equity earnings were $60 million, compared to an equity loss of $44 million in the year-ago period, a $104 million increase primarily driven by improved financial results at Sadara.
•GAAP Net Loss was $1 million. Operating EBIT1 was $761 million, down from $1.1 billion in the year-ago period. Targeted expense reductions were more than offset by Op. EBIT margin compression. Sequentially, Dow delivered a 710-basis point Op. EBIT margin improvement with gains in every operating segment.
•Cash provided by operating activities – continuing ops. was $1.8 billion, approximately flat compared to the year-ago period. Cash conversion increased to 119% in the period. Free cash flow1 was $1.5 billion, up $156 million year-over-year.
•Dividend returns to shareholders totaled $518 million in the quarter.
•Total cash and available committed liquidity at quarter-end was in excess of $13.5 billion, representing an increase of more than $1.5 billion over the prior quarter.
•The Company achieved a net debt improvement of more than $1.8 billion year-to-date, enabled by strong cash generation and prudent liquidity management. Dow also continued to take proactive liability management actions with a $2 billion debt neutral bond issuance resulting in no substantive long-term debt maturities due until the second half of 2024.
•Dow completed the divestiture of its North American rail infrastructure assets, receiving $315 million in the quarter. The Company also signed an agreement to divest certain U.S. Gulf Coast marine and terminal operations and assets, with expected cash proceeds of $620 million at close before year end.

SUMMARY FINANCIAL RESULTS

	Three Months Ended Sep 30			Three Months Ended Jun 30
In millions, except per share amounts	3Q20	3Q19	vs. SQLY [B / (W)]	2Q20	vs. PQ [B / (W)]
Net Sales	$9,712	$10,764	$(1,052)	$8,354	$1,358
GAAP Income (Loss), Net of Tax	$(1)	$347	$(348)	$(217)	$216
Operating EBIT[1]	$761	$1,117	$(356)	$57	$704
Operating EBIT Margin[1]	7.8%	10.4%	(260) bps	0.7%	710 bps
Operating EBITDA[1]	$1,485	$1,856	$(371)	$757	$728
GAAP Earnings (Loss) Per Share	$(0.04)	$0.45	$(0.49)	$(0.31)	$0.27
Operating Earnings (Loss) Per Share[1]	$0.50	$0.91	$(0.41)	$(0.26)	$0.76
Cash Provided by Operating Activities - Continuing Ops	$1,761	$1,790	$(29)	$1,599	$162
1.Op. Earnings (Loss) Per Share, Op. EBIT, Op. EBIT Margin, Op. EBITDA, Free Cash Flow, Cash Flow Conversion and Net Debt are non-GAAP measures. See page 6 for further discussion.
®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow    1

Dow reports third quarter 2020 results

CEO QUOTE
Jim Fitterling, Dow’s chairman and chief executive officer, commented on the quarter:

“The Dow team delivered improved sequential results well above second quarter lows and robust operating cash flow in line with the year-ago period, enabled by rebounding demand and the early actions we took to focus on cash, reduce expenses and pay down debt. We increased our operating rates to match rising demand as the recovery gained momentum. In polyethylene, we achieved pricing gains of 12% over the prior quarter as demand for packaging remained resilient, and in polyurethanes, we delivered higher volumes and margins underpinned by improving consumer durable demand.

"At the same time, we enhanced our competitiveness by implementing our restructuring program – set to deliver $300 million in annualized EBITDA benefit. We also announced a second infrastructure asset sale for select marine and terminal assets on the U.S. Gulf Coast aligned with our best-owner mindset. Throughout the quarter, we also advanced our sustainability initiatives, creating new opportunities for growth, driving innovative solutions for our customers, and increasing efficiencies throughout our operations.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended Sep 30			Three Months Ended Jun 30
In millions, except margin percentages	3Q20	3Q19	vs. SQLY [B / (W)]	2Q20	vs. PQ [B / (W)]
Net Sales	$4,565	$5,062	$(497)	$4,001	$564
Operating EBIT	$647	$798	$(151)	$318	$329
Operating EBIT Margin	14.2%	15.8%	(160) bps	7.9%	630 bps
Equity Earnings	$71	$23	$48	$20	$51

Packaging & Specialty Plastics net sales were $4.6 billion, down 10% versus the year-ago period. Volume increased 1% due to integrated plastics demand, partly offset by lower licensing activity. Local price declined 12% versus the year-ago period from lower global energy prices, and currency increased net sales by 1%. On a sequential basis, the segment recorded a 14% net sales improvement driven by strong pricing momentum as evidenced by four consecutive months of polyethylene price increases in consumer packaging applications.

Equity earnings for the segment were $71 million, compared to $23 million in the year-ago period. Gains were driven by improved integrated olefin and aromatics margins at the Sadara and Thai joint ventures.

Operating EBIT was $647 million, compared to $798 million in the year-ago period. Targeted expense reductions and volume gains were more than offset by integrated margin compression. Sequentially, the segment expanded Op. EBIT margins by 630 basis points driven by a strong rebound in consumer and industrial sectors.

Packaging and Specialty Plastics reported a net sales decline driven by reduced polyethylene prices compared to the year-ago period. Volume was flat as gains in Asia Pacific and double-digit gains in Latin America were offset by declines in the rest of the world. Notably, the decline in the U.S. & Canada was primarily driven by lower licensing revenue and hurricane-driven outages. The business captured strong demand growth in flexible food and specialty packaging; infrastructure, consumer and transportation packaging; and health and hygiene applications. Compared to the prior quarter, the business delivered local price gains in all regions and double-digit gains in the U.S. & Canada and Latin America.

Hydrocarbons & Energy reported lower net sales as volume gains were more than offset by reduced prices compared to the year-ago period. Declines were driven by lower global energy prices as well as decreased by-product prices resulting from soft end-market demand. Sequentially, the business delivered double-digit local price gains in all regions in line with the global energy price recovery.

®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow    2

Dow reports third quarter 2020 results

Industrial Intermediates & Infrastructure

	Three Months Ended Sep 30			Three Months Ended Jun 30
In millions, except margin percentages	3Q20	3Q19	vs. SQLY [B / (W)]	2Q20	vs. PQ [B / (W)]
Net Sales	$3,058	$3,365	$(307)	$2,417	$641
Operating EBIT	$104	$193	$(89)	$(220)	$324
Operating EBIT Margin	3.4%	5.7%	(230) bps	(9.1)%	1,250 bps
Equity Losses	$(13)	$(70)	$57	$(113)	$100

Industrial Intermediates & Infrastructure net sales were $3.1 billion, down 9% versus the year-ago period. Volume declined 3% due to reduced demand in automotive, industrial and energy end markets, particularly in the U.S. & Canada. Local price decreased 7% and currency increased net sales by 1%. On a sequential basis, the segment recorded a 27% net sales improvement driven by significant volume recovery in polyurethane applications as demand for durable goods, construction and automotive improved.

Equity losses for the segment were $13 million, an improvement of $57 million compared to equity losses of $70 million in the year-ago period, driven by higher sales volume, margin expansion and improved operations at our Sadara joint venture, partly due to a third party gas supplier outage in the year-ago period and improved end-market demand.

Operating EBIT was $104 million compared to $193 million in the year-ago period due to weaker demand and margin compression in the core businesses. Sequentially, the segment expanded Op. EBIT margins by 1,250 basis points driven by significant recovery in sales volume and improvement in margin-over-raw material costs in polyurethane applications.

Polyurethanes & Construction Chemicals reported a net sales decline compared to the year-ago period primarily on lower local prices driven by reduced global energy costs and impacts from the COVID-19 pandemic. Following broader macroeconomic recovery patterns, volume growth in EMEAI and Asia Pacific was more than offset by declines in the U.S. & Canada and Latin America. Demand in furniture & bedding and appliances exceeded the year-ago period. And sequentially, the business delivered double-digit volume growth overall, primarily driven by a rebound in consumer durables, construction and automotive end markets.

Industrial Solutions reported lower net sales driven by decreased local prices and volume compared to the year-ago period. Improved demand for electronics and pharma applications was more than offset by declines in materials for industrial and energy sectors as a result of the pandemic. Volume gains in EMEAI – driven by catalyst sales as well as heat transfer fluids for concentrated solar power applications – were more than offset by declines in other regions. Sequentially, demand improved driven by industrial market recovery.

Performance Materials & Coatings

	Three Months Ended Sep 30			Three Months Ended Jun 30
In millions, except margin percentages	3Q20	3Q19	vs. SQLY [B / (W)]	2Q20	vs. PQ [B / (W)]
Net Sales	$2,002	$2,250	$(248)	$1,855	$147
Operating EBIT	$75	$200	$(125)	$27	$48
Operating EBIT Margin	3.7%	8.9%	(520) bps	1.5%	220 bps
Equity Earnings	$1	$2	$(1)	$2	$(1)

Performance Materials & Coatings net sales were $2 billion, down 11% versus the year-ago period. Volume declined 5% as growth in home care products as well as do-it-yourself (DIY) architectural coatings was more than offset by declines in automotive, construction, and oil & gas applications. Local price decreased 6%, and currency was flat. On a sequential basis, the segment recorded an 8% net sales improvement driven by volume recovery in coatings and silicones applications.

®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow    3

Dow reports third quarter 2020 results

Operating EBIT was $75 million, compared to $200 million in the year-ago period, primarily driven by margin compression in siloxanes and reduced demand due to the COVID-19 pandemic. Sequentially, the segment expanded Op. EBIT margins by 220 basis points led by demand recovery in silicones offerings and coatings.

Consumer Solutions reported a decrease in net sales due to lower volumes in all regions except Latin America, which was flat compared to the year-ago period, as well as reduced local prices, primarily due to excess global supply of siloxanes. Demand growth in home care applications was more than offset by volume declines in automotive and construction end markets. High-end personal care applications continue to follow restricted workplace and social activities, which lag recovery in other industries. Compared to the prior quarter, the business delivered volume gains as industrial manufacturing activity, high-rise building projects, and mobility & transportation began to improve.

Coatings & Performance Monomers reported lower net sales as volume increases were more than offset by local price declines primarily due to weak supply/demand fundamentals in monomers compared to the year-ago period. Demand increased in architectural coatings as residential construction end-market dynamics improved and consumers continued DIY projects at home. The business achieved volume growth in all regions except the U.S. & Canada which was flat versus the year-ago period, despite lower demand for monomers used in oil & gas applications. Sequentially, the business captured demand growth – with double-digit increases in nearly all regions – led by architectural coatings.

OUTLOOK

“We enter the fourth quarter with sequential momentum, improved financial flexibility, and a consistent focus on cash which will continue to benefit us as the gradual recovery strengthens and broadens," said Fitterling. "I am tremendously proud of the Dow team’s discipline in the face of the pandemic and multiple natural disasters. Although the third quarter rebound was significant, the recovery has been uneven across markets, and we expect this will continue in the near term. We are determined to continue delivering against our strategic and operational objectives. Our proactive and agile approach to evolving market conditions – combined with our fundamental competitive advantages of industry-leading feedstock flexibility, geographic breadth, and participation in diverse end markets and technologies – will enable us to continue to build on our performance and advance our ambition."

Conference Call
Dow will host a live webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) combines global breadth, asset integration and scale, focused innovation and leading business positions to achieve profitable growth. The Company’s ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company. Dow’s portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure and consumer care. Dow operates 109 manufacturing sites in 31 countries and employs approximately 36,500 people. Dow delivered sales of approximately $43 billion in 2019. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

# # #
For further information, please contact:

Investors:	Media:
Colleen Kay	Kyle Bandlow
ckay@dow.com	kbandlow@dow.com
+1 989-636-0920	+1 989-638-2417

®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow    4

Dow reports third quarter 2020 results

Cautionary Statement about Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance, financial condition, and other matters, and often contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” "target," “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements.

Forward-looking statements include, but are not limited to: expectations as to future sales of Dow’s products; the ability to protect Dow’s intellectual property in the United States and abroad; estimates regarding Dow’s capital requirements and need for and availability of financing; estimates of Dow’s expenses, future revenues and profitability; estimates of the size of the markets for Dow’s products and services and Dow’s ability to compete in such markets; expectations related to the rate and degree of market acceptance of Dow’s products; the outcome of certain Dow contingencies, such as litigation and environmental matters; estimates of the success of competing technologies that may become available; the continuing global and regional economic impacts of the coronavirus disease 2019 ("COVID-19") pandemic; estimates regarding benefits achieved through contemplated restructuring activities, such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities; and expectations regarding the benefits and costs associated with each of the foregoing.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Forward-looking statements are based on certain assumptions and expectations of future events which may not be realized and speak only as of the date the statements were made. In addition, forward-looking statements also involve risks, uncertainties and other factors that are beyond Dow’s control that could cause Dow’s actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, but are not limited to: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war; weather events and natural disasters; ability to protect, defend and enforce Dow’s intellectual property rights; increased competition; changes in relationships with Dow’s significant customers and suppliers; unanticipated expenses such as litigation or legal settlement expenses; unanticipated business disruptions; Dow’s ability to predict, identify and interpret changes in consumer preferences and demand; Dow’s ability to complete proposed divestitures or acquisitions; Dow’s ability to realize the expected benefits of acquisitions if they are completed; the availability of financing to Dow in the future and the terms and conditions of such financing; disruptions in Dow’s information technology networks and systems; the continuing risks related to the COVID-19 pandemic; and Dow's ability to realize the expected benefits of restructuring activities, such as manufacturing facility and/or asset closure and related exit and disposal activities. Additionally, there may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business.

Risks related to achieving the anticipated benefits of Dow's separation from DowDuPont, Inc. (“DowDuPont”) include, but are not limited to, a number of conditions outside the control of Dow, including risks related to: (i) Dow's inability to achieve some or all of the benefits that it expects to receive from the separation from DowDuPont; (ii) certain tax risks associated with the separation; (iii) the failure of Dow's pro forma financial information to be a reliable indicator of Dow's future results; (iv) Dow's inability to receive third-party consents required under the separation agreement; (v) non-compete restrictions under the separation agreement; (vi) receipt of less favorable terms in the commercial agreements Dow entered into with DuPont de Nemours, Inc (“DuPont”) DuPont and Corteva, Inc. ("Corteva"), including restrictions under intellectual property cross-license agreements, than Dow would have received from an unaffiliated third party; and (vii) Dow's obligation to indemnify DuPont and/or Corteva for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. For a more detailed discussion of Dow’s risks and uncertainties, see the section titled “Risk Factors” contained in Part II, Item 1A of the combined Dow Inc. and TDCC Quarterly Report on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and Part I, Item 1A of the combined Dow Inc. and TDCC Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Dow Inc. and TDCC assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events or otherwise, except as required by securities and other applicable laws.

®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow    5

Separation from DowDuPont
On April 1, 2019, DowDuPont Inc. ("DowDuPont" and effective June 3, 2019, n/k/a DuPont de Nemours, Inc. or "DuPont") completed the separation of its materials science business and Dow Inc. became the direct parent company of The Dow Chemical Company and its consolidated subsidiaries ("TDCC" and together with Dow Inc., "Dow" or the "Company"), owning all of the outstanding common shares of TDCC. For filings related to the period commencing April 1, 2019 and thereafter, TDCC was deemed the predecessor to Dow Inc., and the historical results of TDCC are deemed the historical results of Dow Inc. for periods prior to and including March 31, 2019. The information in this report reflects the results of Dow and its consolidated subsidiaries, after giving effect to the distribution to DowDuPont of TDCC’s agricultural sciences business (“AgCo”) and specialty products business (“SpecCo”) and the receipt of E. I. du Pont de Nemours and Company and its consolidated subsidiaries' (“Historical DuPont”) ethylene and ethylene copolymers business (other than its ethylene acrylic elastomers business) ("ECP").

The separation was contemplated by the merger of equals transaction effective August 31, 2017, under the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017. TDCC and Historical DuPont each merged with subsidiaries of DowDuPont and, as a result, TDCC and Historical DuPont became subsidiaries of DowDuPont (the “Merger”). Subsequent to the Merger, TDCC and Historical DuPont engaged in a series of internal reorganization and realignment steps to realign their businesses into three subgroups: agriculture, materials science and specialty products. Dow Inc. was formed as a wholly owned subsidiary of DowDuPont to serve as the holding company for the materials science business.

Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations and results by segment, supplemental unaudited pro forma financial information has been included in the following financial schedules. The unaudited pro forma financial information is based on the consolidated financial statements of TDCC, adjusted to give effect to the separation from DowDuPont as if it had been consummated on January 1, 2017. For the nine months ended September 30, 2019 pro forma adjustments have been made for (1) the margin impact of various manufacturing, supply and service related agreements entered into with DuPont and Corteva in connection with the separation which provide for different pricing than the historical intercompany and intracompany pricing practices of TDCC and Historical DuPont and (2) the elimination of the impact of events directly attributable to the Merger, internal reorganization and business realignment, separation, distribution and other related transactions (e.g., one-time transaction costs). The results for the three and nine months ended September 30, 2020 and the three months ended September 30, 2019, are presented under accounting principles generally accepted in the United States of America ("U.S. GAAP").

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of what Dow's results of operations actually would have been had the separation from DowDuPont been completed as of January 1, 2017, nor is it indicative of the future operating results of Dow. The unaudited pro forma information does not reflect restructuring or integration activities or other costs following the separation from DowDuPont that may be incurred to achieve cost or growth synergies of Dow. For further information on the unaudited pro forma financial information, please refer to the Company's Current Report on Form 8-K dated June 3, 2019.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures include the Company's pro forma consolidated results and pro forma earnings per share on an adjusted basis. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as alternatives to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 13. Dow does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Operating earnings (loss) per share is defined as "Earnings (loss) per common share from continuing operations - diluted" excluding the after-tax impact of significant items. Pro forma operating earnings per share is defined as "Pro forma earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income (loss) from continuing operations before income taxes") before interest, excluding the impact of significant items. Pro forma operating EBIT is defined as pro forma earnings (i.e., "Pro forma income from continuing operations before income taxes") before interest, excluding the impact of significant items.

Operating EBIT margin is defined as Operating EBIT as a percentage of net sales. Pro forma Operating EBIT margin is defined as pro forma Operating EBIT as a percentage of pro forma net sales.

Operating EBITDA is defined as earnings (i.e., "Income (loss) from continuing operations before income taxes") before interest, depreciation and amortization, excluding the impact of significant items. Pro forma operating EBITDA is defined as pro forma earnings (i.e., "Pro forma income from continuing operations before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free cash flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, free cash flow represents the cash generated by the Company from operations after investing in its asset base. Free cash flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free cash flow is an integral financial measure used in the Company's financial planning process.

Cash flow conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes cash flow conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Net debt is defined as total gross debt minus "Cash and cash equivalents" and "Marketable securities." The Company believes net debt is the best representation of its financial leverage at this point in time.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Nine Months Ended
	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Net sales	$9,712	$10,764	$27,836	$32,747
Cost of sales	8,371	9,377	24,211	27,939
Research and development expenses	193	194	554	592
Selling, general and administrative expenses	372	388	1,063	1,258
Amortization of intangibles	100	100	300	320
Restructuring and asset related charges - net	617	147	719	368
Integration and separation costs	63	164	174	964
Equity in earnings (losses) of nonconsolidated affiliates	60	(44)	(124)	(73)
Sundry income (expense) - net	182	301	154	369
Interest income	6	19	27	58
Interest expense and amortization of debt discount	202	233	617	711
Income from continuing operations before income taxes	42	437	255	949
Provision for income taxes on continuing operations	43	90	215	356
Income (loss) from continuing operations, net of tax	(1)	347	40	593
Income from discontinued operations, net of tax	—	—	—	445
Net income (loss)	(1)	347	40	1,038
Net income attributable to noncontrolling interests	24	14	51	74
Net income (loss) available for Dow Inc. common stockholders	$(25)	$333	$(11)	$964
		—		—
Per common share data:
Earnings (loss) per common share from continuing operations - basic	$(0.04)	$0.45	$(0.02)	$0.71
Earnings per common share from discontinued operations - basic	—	—	—	0.58
Earnings (loss) per common share - basic	$(0.04)	$0.45	$(0.02)	$1.29
Earnings (loss) per common share from continuing operations - diluted	$(0.04)	$0.45	$(0.02)	$0.71
Earnings per common share from discontinued operations - diluted	—	—	—	0.58
Earnings (loss) per common share - diluted	$(0.04)	$0.45	$(0.02)	$1.29

Weighted-average common shares outstanding - basic	740.5	739.8	740.0	743.3
Weighted-average common shares outstanding - diluted	740.5	743.0	740.0	746.1

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Sep 30, 2020	Dec 31, 2019
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2020: $53; 2019: $37)	$4,549	$2,367
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2020: $45; 2019: $45)	4,689	4,844
Other	2,383	2,711
Inventories	5,609	6,214
Other current assets	559	679
Total current assets	17,789	16,815
Investments
Investment in nonconsolidated affiliates	1,281	1,404
Other investments (investments carried at fair value - 2020: $1,374; 2019: $1,584)	2,183	2,588
Noncurrent receivables	739	1,063
Total investments	4,203	5,055
Property
Property	56,132	54,910
Less accumulated depreciation	35,719	33,914
Net property (variable interest entities restricted - 2020: $230; 2019: $330)	20,413	20,996
Other Assets
Goodwill	8,854	8,796
Other intangible assets (net of accumulated amortization - 2020: $4,276; 2019: $3,886)	3,442	3,759
Operating lease right-of-use assets	1,809	2,072
Deferred income tax assets	2,273	2,213
Deferred charges and other assets	1,162	818
Total other assets	17,540	17,658
Total Assets	$59,945	$60,524
Liabilities and Equity
Current Liabilities
Notes payable	$329	$586
Long-term debt due within one year	347	435
Accounts payable:
Trade	3,400	3,889
Other	1,964	2,064
Operating lease liabilities - current	405	421
Income taxes payable	354	522
Accrued and other current liabilities	3,408	2,762
Total current liabilities	10,207	10,679
Long-Term Debt (variable interest entities nonrecourse - 2020: $19; 2019: $34)	16,698	15,975
Other Noncurrent Liabilities
Deferred income tax liabilities	337	347
Pension and other postretirement benefits - noncurrent	9,759	10,083
Asbestos-related liabilities - noncurrent	1,027	1,060
Operating lease liabilities - noncurrent	1,488	1,739
Other noncurrent obligations	7,497	6,547
Total other noncurrent liabilities	20,108	19,776
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2020: 754,555,065 shares; 2019: 751,228,644 shares)	8	8
Additional paid-in capital	7,497	7,325
Retained earnings	15,472	17,045
Accumulated other comprehensive loss	(9,941)	(10,246)
Unearned ESOP shares	(57)	(91)
Treasury stock at cost (2020: 12,803,303 shares; 2019: 9,729,834 shares)	(625)	(500)
Dow Inc.’s stockholders’ equity	12,354	13,541
Noncontrolling interests	578	553
Total equity	12,932	14,094
Total Liabilities and Equity	$59,945	$60,524

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Nine Months Ended
	Sep 30, 2020	Sep 30, 2019
Operating Activities
Net income	$40	$1,038
Less: Income from discontinued operations, net of tax	—	445
Income from continuing operations, net of tax	40	593
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,148	2,225
Credit for deferred income tax	(198)	(146)
Earnings of nonconsolidated affiliates less than dividends received	515	927
Net periodic pension benefit cost	195	101
Pension contributions	(188)	(206)
Net gain on sales of assets, businesses and investments	(283)	(48)
Restructuring and asset related charges - net	719	368
Other net loss	288	143
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	339	994
Inventories	587	483
Accounts payable	(560)	(926)
Other assets and liabilities, net	994	(715)
Cash provided by operating activities - continuing operations	4,596	3,793
Cash provided by operating activities - discontinued operations	—	187
Cash provided by operating activities	4,596	3,980
Investing Activities
Capital expenditures	(955)	(1,384)
Investment in gas field developments	(5)	(71)
Purchases of previously leased assets	(4)	(9)
Proceeds from sales of property and businesses, net of cash divested	295	47
Acquisitions of property and businesses, net of cash acquired	(130)	—
Investments in and loans to nonconsolidated affiliates	(280)	(333)
Distributions and loan repayments from nonconsolidated affiliates	7	—
Purchases of investments	(582)	(784)
Proceeds from sales and maturities of investments	1,009	973
Other investing activities, net	29	—
Cash used for investing activities - continuing operations	(616)	(1,561)
Cash used for investing activities - discontinued operations	—	(34)
Cash used for investing activities	(616)	(1,595)
Financing Activities
Changes in short-term notes payable	(267)	149
Proceeds from issuance of short-term debt greater than three months	163	—
Payments on short-term debt greater than three months	(163)	—
Proceeds from issuance of long-term debt	4,649	2,146
Payments on long-term debt	(4,347)	(4,271)
Purchases of treasury stock	(125)	(406)
Proceeds from issuance of stock	53	39
Transaction financing, debt issuance and other costs	(175)	(61)
Employee taxes paid for share-based payment arrangements	(26)	(54)
Distributions to noncontrolling interests	(19)	(16)
Purchases of noncontrolling interests	—	(131)
Dividends paid to stockholders	(1,552)	(1,033)
Dividends paid to DowDuPont Inc.	—	(535)
Settlements and transfers related to separation from DowDuPont Inc.	—	1,935
Cash used for financing activities - continuing operations	(1,809)	(2,238)
Cash used for financing activities - discontinued operations	—	(18)
Cash used for financing activities	(1,809)	(2,256)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4	(54)
Summary
Increase in cash, cash equivalents and restricted cash	2,175	75
Cash, cash equivalents and restricted cash at beginning of period	2,380	2,764
Cash, cash equivalents and restricted cash at end of period	$4,555	$2,839
Less: Restricted cash and cash equivalents, included in "Other current assets"	6	16
Cash and cash equivalents at end of period	$4,549	$2,823

Dow Inc. and Subsidiaries
Pro Forma Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
	As Reported	As Reported	As Reported	Pro Forma
Net sales	$9,712	$10,764	$27,836	$32,794
Cost of sales	8,371	9,377	24,211	27,971
Research and development expenses	193	194	554	592
Selling, general and administrative expenses	372	388	1,063	1,258
Amortization of intangibles	100	100	300	320
Restructuring and asset related charges - net	617	147	719	368
Integration and separation costs	63	164	174	914
Equity in earnings (losses) of nonconsolidated affiliates	60	(44)	(124)	(73)
Sundry income (expense) - net	182	301	154	369
Interest income	6	19	27	59
Interest expense and amortization of debt discount	202	233	617	710
Income from continuing operations before income taxes	42	437	255	1,016
Provision for income taxes on continuing operations	43	90	215	371
Income (loss) from continuing operations, net of tax	(1)	347	40	645
Net income attributable to noncontrolling interests	24	14	51	61
Net income (loss) from continuing operations available for Dow Inc. common stockholders	$(25)	$333	$(11)	$584

Per common share data:
Earnings (loss) per common share from continuing operations - basic	$(0.04)	$0.45	$(0.02)	$0.78
Earnings (loss) per common share from continuing operations - diluted	$(0.04)	$0.45	$(0.02)	$0.78

Weighted-average common shares outstanding - basic [1]	740.5	739.8	740.0	743.3
Weighted-average common shares outstanding - diluted [1]	740.5	743.0	740.0	746.1
1.The weighted-average common shares outstanding - basic and diluted for the nine months ended September 30, 2019, are the same under both U.S. GAAP and on a pro forma basis.

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
	As Reported	As Reported	As Reported	Pro Forma
Packaging & Specialty Plastics	$4,565	$5,062	$13,175	$15,405
Industrial Intermediates & Infrastructure	3,058	3,365	8,520	10,196
Performance Materials & Coatings	2,002	2,250	5,922	6,926
Corporate	87	87	219	267
Total	$9,712	$10,764	$27,836	$32,794
U.S. & Canada	$3,391	$3,932	$9,885	$11,970
EMEAI [1]	3,272	3,621	9,394	11,234
Asia Pacific	2,073	2,193	5,850	6,471
Latin America	976	1,018	2,707	3,119
Total	$9,712	$10,764	$27,836	$32,794

Net Sales Variance by Segment and Geographic Region	Three Months Ended Sep 30, 2020				Nine Months Ended Sep 30, 2020 [2]
	Local Price & Product Mix	Currency	Volume	Total	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	(12)%	1%	1%	(10)%	(14)%	—%	—%	(14)%
Industrial Intermediates & Infrastructure	(7)	1	(3)	(9)	(8)	—	(8)	(16)
Performance Materials & Coatings	(6)	—	(5)	(11)	(6)	(1)	(7)	(14)
Total	(9)%	—%	(1)%	(10)%	(11)%	—%	(4)%	(15)%
Total, excluding the Hydrocarbons & Energy business	(6)%	—%	(2)%	(8)%	(9)%	—%	(5)%	(14)%
U.S. & Canada	(5)%	—%	(9)%	(14)%	(8)%	—%	(9)%	(17)%
EMEAI [1]	(16)	2	4	(10)	(15)	—	(1)	(16)
Asia Pacific	(5)	—	—	(5)	(9)	(1)	—	(10)
Latin America	(9)	(1)	6	(4)	(11)	—	(2)	(13)
Total	(9)%	—%	(1)%	(10)%	(11)%	—%	(4)%	(15)%
1.Europe, Middle East, Africa and India.
2.As reported net sales for the nine months ended September 30, 2020 compared with pro forma net sales for the nine months ended September 30, 2019.

Net Sales Variance by Segment and Geographic Region	Three Months Ended Sep 30, 2020
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	11%	2%	1%	14%
Industrial Intermediates & Infrastructure	2	2	23	27
Performance Materials & Coatings	(2)	2	8	8
Total	5%	2%	9%	16%
Total, excluding the Hydrocarbons & Energy business	3%	2%	10%	15%
U.S. & Canada	6%	—%	9%	15%
EMEAI [1]	6	5	10	21
Asia Pacific	3	1	3	7
Latin America	8	—	19	27
Total	5%	2%	9%	16%
1.Europe, Middle East, Africa and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment	Three Months Ended		Nine Months Ended
	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Packaging & Specialty Plastics	$647	$798	$1,545	$2,256
Industrial Intermediates & Infrastructure	104	193	59	624
Performance Materials & Coatings	75	200	264	685
Corporate	(65)	(74)	(207)	(246)
Total	$761	$1,117	$1,661	$3,319

Depreciation and Amortization by Segment	Three Months Ended		Nine Months Ended
	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Packaging & Specialty Plastics	$344	$366	$1,030	$1,103
Industrial Intermediates & Infrastructure	155	149	450	441
Performance Materials & Coatings	217	217	648	655
Corporate	8	7	20	26
Total	$724	$739	$2,148	$2,225

Operating EBITDA by Segment	Three Months Ended		Nine Months Ended
	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Packaging & Specialty Plastics	$991	$1,164	$2,575	$3,359
Industrial Intermediates & Infrastructure	259	342	509	1,065
Performance Materials & Coatings	292	417	912	1,340
Corporate	(57)	(67)	(187)	(220)
Total	$1,485	$1,856	$3,809	$5,544

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment	Three Months Ended		Nine Months Ended
	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Packaging & Specialty Plastics	$71	$23	$96	$135
Industrial Intermediates & Infrastructure	(13)	(70)	(202)	(196)
Performance Materials & Coatings	1	2	4	3
Corporate	1	1	(22)	(15)
Total	$60	$(44)	$(124)	$(73)

Reconciliation of "Income (loss) from continuing operations, net of tax" to "Operating EBIT"	Three Months Ended		Nine Months Ended
	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Income (loss) from continuing operations, net of tax	$(1)	$347	$40	$645
+ Provision for income taxes on continuing operations	43	90	215	371
Income (loss) from continuing operations before income taxes	$42	$437	$255	$1,016
- Interest income	6	19	27	59
+ Interest expense and amortization of debt discount	202	233	617	710
- Significant items	(523)	(466)	(816)	(1,652)
Operating EBIT (non-GAAP)	$761	$1,117	$1,661	$3,319

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Sep 30, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$42	$(25)	$(0.04)
Less: Significant items
Integration and separation costs	(63)	(49)	(0.06)	Integration and separation costs
Restructuring and asset related charges - net [4]	(617)	(495)	(0.67)	Restructuring and asset related charges - net
Net gain on divestitures [5]	220	195	0.26	Sundry income (expense) - net
Loss on early extinguishment of debt	(63)	(52)	(0.07)	Sundry income (expense) - net
Total significant items	$(523)	$(401)	$(0.54)
Operating results (non-GAAP)	$565	$376	$0.50

Significant Items Impacting Results for the Three Months Ended Sep 30, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$437	$333	$0.45
Less: Significant items
Integration and separation costs	(164)	(132)	(0.18)	Integration and separation costs
Restructuring and asset related charges - net	(147)	(115)	(0.15)	Restructuring and asset related charges - net
Warranty accrual adjustment of exited business	39	30	0.04	Cost of sales
Environmental charges [6]	(399)	(311)	(0.42)	Cost of sales
Litigation related charges, awards and adjustments [7]	205	178	0.24	Sundry income (expense) - net
Loss on divestitures	—	4	0.01	Provision for income taxes on continuing operations
Total significant items	$(466)	$(346)	$(0.46)
Operating results (non-GAAP)	$903	$679	$0.91
1."Income from continuing operations before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share from continuing operations - diluted."
4.The three months ended September 30, 2020 include pretax restructuring charges of $575 million related to the 2020 Restructuring Program, including the following charges: $297 million for severance and related benefit costs, $197 million for asset write-downs and write-offs and $81 million for contract terminations and environmental remediation costs. Also includes other asset impairment charges of $46 million.
5.Primarily related to a gain on the sale of rail infrastructure in the U.S. & Canada.
6.Related to environmental remediation, primarily resulting from the culmination of long-standing negotiations with regulators and/or agencies and review of additional costs to manage ongoing remediation activities resulting from Dow's separation from DowDuPont and related agreements with Corteva and DuPont.
7.Includes a gain associated with a legal settlement with Nova, as well as a gain related to an adjustment of the Dow Silicones breast implant liability and a charge related to the settlement of the Dow Silicones commercial creditor matters.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$255	$(11)	$(0.02)
Less: Significant items
Integration and separation costs	(174)	(136)	(0.18)	Integration and separation costs
Restructuring and asset related charges - net [4]	(719)	(580)	(0.79)	Restructuring and asset related charges - net
Net gain on divestitures [5]	220	195	0.26	Sundry income (expense) - net
Loss on early extinguishment of debt	(149)	(122)	(0.16)	Sundry income (expense) - net
Litigation related charges, awards and adjustments	6	6	0.01	Sundry income (expense) - net
Total significant items	$(816)	$(637)	$(0.86)
Operating results (non-GAAP)	$1,071	$626	$0.84

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results	$1,016	$584	$0.78
Less: Significant items
Integration and separation costs	(914)	(735)	(0.99)	Integration and separation costs
Restructuring and asset related charges - net	(368)	(318)	(0.42)	Restructuring and asset related charges - net
Loss on divestitures	(44)	(43)	(0.05)	Sundry income (expense) - net
Loss on early extinguishment of debt	(44)	(34)	(0.04)	Sundry income (expense) - net
Litigation related charges, awards and adjustments [6]	205	178	0.24	Sundry income (expense) - net
Environmental charges [7]	(399)	(311)	(0.42)	Cost of sales
Indemnification and other transaction related costs [8]	(127)	(240)	(0.32)	Cost of sales ($75 million); Sundry income (expense) - net ($52 million); Provision for income taxes on continuing operations ($113 million)
Warranty accrual adjustment of exited business	39	30	0.04	Cost of sales
Total significant items	$(1,652)	$(1,473)	$(1.96)
Operating pro forma results (non-GAAP)	$2,668	$2,057	$2.74
1."Income from continuing operations before income taxes" or pro forma "Income from continuing operations before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders" or pro forma "Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share from continuing operations - diluted" or pro forma "Earnings per common share from continuing operations - diluted."
4.The three months ended September 30, 2020 include pretax restructuring charges of $575 million related to the 2020 Restructuring Program, including the following charges: $297 million for severance and related benefit costs, $197 million for asset write-downs and write-offs and $81 million for contract terminations and environmental remediation costs. Also includes other asset impairment charges of $46 million.
5.Primarily related to a gain on the sale of rail infrastructure in the U.S. & Canada.
6.Includes a gain associated with a legal settlement with Nova, as well as a gain related to an adjustment of the Dow Silicones breast implant liability and a charge related to the settlement of the Dow Silicones commercial creditor matters.
7.Related to environmental remediation, primarily resulting from the culmination of long-standing negotiations with regulators and/or agencies and review of additional costs to manage ongoing remediation activities resulting from Dow's separation from DowDuPont and related agreements with Corteva and DuPont.
8.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Reconciliation of Common Shares Outstanding	Three Months Ended		Nine Months Ended
Shares in millions	Sep 30, 2020 [1]	Sep 30, 2019	Sep 30, 2020 [1]	Sep 30, 2019
Weighted-average common shares outstanding - basic	740.5	739.8	740.0	743.3
Plus dilutive effect of equity compensation plans	1.9	3.2	1.5	2.8
Weighted-average common shares outstanding - diluted	742.4	743.0	741.5	746.1
1.For the three and nine months ended September 30, 2020, the Company reported "Net loss from continuing operations available for Dow Inc. common stockholders." In accordance with U.S. GAAP, "Weighted-average common shares outstanding - basic" was used in the reported calculation of "Loss per common share from continuing operations - diluted."

Reconciliation of Non-GAAP Cash Flow Measures	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Cash provided by operating activities - continuing operations (GAAP)	$1,761	$1,790	$4,596	$3,793
Capital expenditures	(287)	(472)	(955)	(1,384)
Free cash flow (non-GAAP)	$1,474	$1,318	$3,641	$2,409

Reconciliation of Cash Flow Conversion (Operating EBITDA to Cash Flow From Operations)	Three Months Ended
	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020
In millions (Unaudited)
Cash provided by operating activities - continuing operations (GAAP)	$1,920	$1,236	$1,599	$1,761
Operating EBITDA (non-GAAP)	$1,746	$1,567	$757	$1,485
Cash flow conversion (Operating EBITDA to cash flow from operations) (non-GAAP)	110.0%	78.9%	211.2%	118.6%
Cash flow conversion - trailing twelve months (non-GAAP)				117.3%

Reconciliation of Net Debt	Sep 30, 2020	Dec 31, 2019
In millions (Unaudited)
Notes payable	$329	$586
Long-term debt due within one year	347	435
Long-term debt	16,698	15,975
Gross debt (GAAP)	$17,374	$16,996
- Cash and cash equivalents	4,549	2,367
- Marketable securities [1]	30	21
Net debt (non-GAAP)	$12,795	$14,608
1.The Company’s investments in marketable securities are included in “Other current assets” in the consolidated balance sheets.